EXHIBIT 99.1

News Release

CONTACTS:	Edward Jamison/Patrick Hartman

Community Bancorp.

702-878-0700

COMMUNITY BANCORP SCHEDULES 2007 THIRD QUARTER

CONFERENCE CALL ON October 22, 2007

Las Vegas, NV – October 12, 2007 – Community Bancorp (NASDAQ: CBON), today announced the company will host an investor conference call at 1:30 p.m. EDT (10:30 a.m. PDT) on Monday, October 22, 2007, to review the financial results for its 2007 third quarter ended September 30.

The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.communitybanknv.com For those who are not available to listen to the live broadcast, the call will be archived for 90 days.

About Community Bancorp

Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada with four wholly-owned subsidiaries: 1) Community Bank of Nevada, 2) Community Bank of Arizona, 3) Community Bancorp (NV) Statutory Trust II and 4) Community Bancorp (NV) Statutory Trust III. Community Bancorp exists primarily for the purpose of holding the stock of its wholly-owned subsidiaries and facilitating their activities. Community Bank of Nevada is a Nevada state chartered bank providing a full range of commercial and consumer bank products through thirteen branches located in the greater Las Vegas area and two loan production offices in southern California and Arizona. Community Bank of Arizona (formerly Cactus Commerce Bank) is an Arizona State Chartered Bank providing a full range of commercial and consumer bank products through three branches located in the Phoenix area.

For more information about Community Bancorp, visit our website at www.communitybanknv.com.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to loan production, balance sheet management, the economic condition of the markets in Las Vegas, Nevada, or Phoenix, Arizona, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp under PSLRA’s safe harbor provisions.

#   #   #